Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JUNE CASH DISTRIBUTION

DALLAS, Texas, June 17, 2021 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.017630 per unit, payable on July 15, 2021, to unit holders of record on June 30, 2021.

This month’s distribution decreased from the previous month as the result of decreased production of oil offset by an increase in gas production for the Texas Royalty Properties. Also, the pricing for both oil and gas for the Texas Royalty Properties increased for the month April. Currently, only the Texas Royalty Properties are contributing to the monthly distribution.

Since the Waddell Ranch is in current deficit for the foreseeable future, any increase or decrease of the distribution by revenues received, will only be reflective of the activity of the Texas Royalty Properties. The activity of the Waddell Ranch will be discussed with following narrative until it contributes back to the distribution. This reflects the production month of April.

WADDELL RANCH

In reporting April production of the Underlying Properties for this month’s press release, production for oil volumes was 80,362 bbls (gross) and was priced at about $59.93 per bbl. Production for gas volumes (including gas liquids) was 259,608 mcf (gross) and was priced at about $1.91 per mcf. Net revenue for the underlying properties of the Waddell ranch was $5,643,271 (gross) for April. Lease Operating Expenses were $1,997,744 (gross) and Capital Expenditures were $5,811,165 (gross) for April. This would put the Trust’s proceeds as a deficit of $(1,624,228) (net) for the month of April, leaving an excess cost deficit cumulative of $9.9 million (net). Resulting well count relating to activity on the Waddell Ranch properties for the first quarter reflects 27 recompletion wells with additional 12 recompletion wells for the month of April. New drill well count for the first quarter was 8 new drill wells with additional 6 new drill wells in the month of April. Both the recompletions and new drill wells are currently receiving revenue on new production, as reflected by the increasing volumes as stated.

Blackbeard Operating has advised the Trust of the 2021 capital budget of $86.6 million (gross), ($32.5 million net to the Trust) for the Waddell Ranch proposing 91 (gross) drill wells, with 24 (gross) recompletions.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 16,339 of oil and 12,869 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 14,344 barrels of oil and 11,276 of gas. The average price for oil was $60.65 per bbl and for gas was $8.34 per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,098,379. Deducted from these were taxes of $126,829 resulting in a Net Profit of $971,550 for the month of April. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $922,973 to this month’s distribution.

	Underlying Properties		Net to Trust Sales			Average	Price
	Volumes		Volumes
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	80,362	259,608	60,272	194,706	*	$59.93	$1.91	**
Texas Royalties	16,339	12,869	14,344	11,276	*	$60.65	$8.34	**

Prior Month
Waddell Ranch	74,075	157,614	55,556	118,211	*	$61.36	$3.38	**
Texas Royalties	17,920	12,115	15,902	10,598	*	$58.09	$6.86	**

*These	volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**This	pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $101,659 resulting in a distribution of $821,755 to 46,608,796 units outstanding, or $0.017630 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839